                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 13, 2002


                           Champion Enterprises, Inc.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Michigan
            --------------------------------------------------------
                  State or other jurisdiction of incorporation



            1-9751                                      38-2743168
------------------------------                 ------------------------------
     Commission File Number                    IRS Employer Identification No.


         2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
         -------------------------------------------------------------
         (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code:  (248) 340-9090

Item 5.  Other Events.

         The following press release was issued by the Registrant on February 13, 2002. The format of the financial statements have been slightly modified from those included in the press release to comply with certain Securities and Exchange Commission rules.


                           CHAMPION ENTERPRISES, INC.
                            REPORTS 2001 YEAR END AND
                             FOURTH QUARTER RESULTS

         Auburn Hills, Mich., February 13, 2002--Champion Enterprises, Inc. (NYSE: CHB), the nation's leading housing manufacturer, today reported results for the year and fourth quarter ended December 29, 2001. For the year Champion had a net loss of $28 million, or $0.59 per diluted share, on revenues of $1.5 billion and generated $67 million in cash flows from operations. In 2000 the company reported a net loss of $147 million, or $3.12 per diluted share, on revenues of $1.9 billion. The prior year included non-cash goodwill impairment charges of $190 million ($128 million after tax or $2.70 per diluted share).

For the fourth quarter of 2001, the company reported a loss of $0.10 per diluted share, down from a loss of $0.42 per share a year ago excluding the goodwill impairment charges. Revenues in the quarter were $366 million, down 5% from the comparable quarter a year earlier. For the three-month period, the company's manufacturing operations reported revenues of $323 million and segment income of $19 million, or 6% of sales. Retail operations had quarterly revenues totaling $95 million and reported an operating loss of $10 million, including $1.2 million for non-cash fixed asset impairment charges related to closed locations.

Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "We're glad to have 2001 behind us, particularly with the challenging industry conditions under which we are operating. We don't like losing money, but are pleased that we made solid progress to improve our three operating platforms and to better position the company for growth in the housing industry. Although still focused on liquidity and cash flows, we are increasing our emphasis on growing operations."

Operating Results

For the year, Champion's manufacturing operations improved margins as a percent of revenues to 4.2% in 2001 from 3.3% in 2000 despite a 17% drop in revenues. Wholesale revenues were $1.3 billion and segment income totaled $54 million, which included $3.3 million of impairment charges related to closed homebuilding facilities. In 2000 wholesale revenues were $1.6 billion and segment income was $51 million, which included $2.5 million of impairment charges related to closed plants and $6.9 million of gains from property insurance settlements. Unfilled wholesale orders at year end totaled approximately $18 million at the 49 plants operated, up from $15 million at 53 plants a year earlier.

Retail operations had revenues of $453 million for 2001 and a loss of $33 million, including costs of $6.6 million to close 42 retail locations and a $3.7 million charge for losses on loans and transition costs for alternative financing sources. Prior year retail revenues were $607 million and the segment reported a loss of $9 million, which included $5.8 million of costs related to closing 62 retail locations.

Traditional Markets

Manufacturing Operations - The number of independent retail locations that are part of the Champion Home Center distribution network rose from 423 at the beginning of 2001 to 522 locations currently. Due to efforts to keep inventories in line with demand, in 2001 independent retailers, which accounted for approximately 79% of the company's wholesale homes sold, decreased inventories of Champion-produced homes by 20%. Losses related to retailer defaults dropped to $3.9 million in 2001 from $6 million in 2000, with $400,000 in the fourth quarter compared to $2.3 million a year ago.

Retail Operations - At year end Champion's 218 company-owned stores had an average inventory of 14 new homes per location, down from 18 homes at the 260 locations operated at December 2000. In addition to reducing retail inventories by approximately $47 million, the quality of retail inventory improved with newer homes now representing a higher percent of total inventory than a year ago. During the year the company closed 42 retail stores, reduced expenses, and lowered its breakeven point to 3.5 new homes per month per location. The company has about $80 million in floor plan credit lines available and $71 million of floor plan liability outstanding.

New Markets

Genesis Operations - Champion sold 2,700 homes through 400 builders and developers in 2001. These homes, up 35% from the previous year, represented 13% of wholesale revenues and 7% of wholesale homes sold. In 2000 the company sold 2,000 homes to 200 builders and developers, representing 7% of wholesale revenues and 4% of wholesale homes sold. Currently 11 plants, designated as Genesis facilities, are targeting sales to builders and developers and are going after new markets for Champion-produced homes.

Liquidity and Capital Structure

During 2001 the company improved its capital structure with a $20 million convertible preferred stock issuance and ended the year with $69 million in cash, no bank borrowings outstanding and total debt of $297 million. Net working capital (accounts receivable and inventories less accounts payable) dropped by $54 million, or 26%. In 2001 $44 million was used to reduce debt and $7 million for capital expenditures. Total debt as a percent of total capital, net of cash, was reduced to 43.8% from 49.5% at the beginning of the year.

Executive Vice President and Chief Financial Officer, Anthony S. Cleberg, commented, "Year end is our seasonal low point where we see strong cash balances and a lower borrowing base under our bank credit facility because of reduced accounts receivable. This borrowing base was $37 million at December 2001. As we enter the selling season, we will use cash but expect that the borrowing base will increase to maintain our overall liquidity. We are very pleased with the liquidity improvements made during the year."

         Cleberg continued, "As a result of adopting SFAS 142 in this year's first quarter, we do not expect to record an asset impairment charge. In addition, by eliminating goodwill amortization expense, earnings will increase by $0.17 per diluted share in 2002. With respect to recent accounting issues that have been in the news lately, we believe that we have no material exposure."

Industry Update

In 2001 U.S. industry wholesale shipments were 193,000 homes, down 22.9% compared to 2000. In the fourth quarter of 2001, year-over-year industry shipments rose 3.5%, the first quarterly increase since the first quarter of 1999. For the year we estimate industry retail sales were 210,000 new homes, off 25.7% from levels in 2000. Industry repossessions were an estimated 90,000 homes in 2001 and we expect will be flat in 2002. New retail inventories dropped by approximately 17,000 homes during 2001.

"Despite the contraction in traditional consumer financing, industry lending availability, driven by the use of real estate financing, should be sufficient to meet expected demand. Our estimate is that real estate loans represented about 50% of total industry new home financing in 2001, up from 20% a year earlier. We expect real estate loans should grow to near 70% of industry new home financing in 2002. We're also estimating industry wholesale shipments of 200,000 homes and new retail sales of 208,000 homes for the year even with a flat economy forecasted," Young said.

Outlook

"We see relative improvement already this year, with same store consumer traffic at company-owned locations up from fourth quarter levels and slightly ahead of a year ago," Young continued. "Even with a probable loss for the seasonally slower first quarter, we expect to be profitable for the entire year."

Young concluded, "We're excited to be back on track to deliver profitable growth. Our efforts since mid-1999 to reduce expenses, capacity, inventories and debt better position us for growth in the months ahead. This growth should be in both our traditional markets as well as new markets with Genesis homes to builders and developers."

Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 49 homebuilding facilities and 218 retail locations. Champion's homes are also sold by more than 1,000 independent retail locations that have joined either the Champion Home Center or the Alliance of Champions retail distribution networks. Further information can be found at the company's website, www.championhomes.net.

This news release contains certain statements, including statements regarding industry financing, real estate loans, shipments, repossessions and retail sales estimates and lending availability, forecasts of expected results, future cash flows and liquidity, exposure relating to accounting issues, and growth opportunities that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

                                                    Three Months Ended                         Twelve Months Ended
                                            --------------------------------           ---------------------------------
                                             Dec. 29,            Dec. 30,      %            Dec. 29,         Dec. 30,        %
                                               2001                2000       Chg.            2001             2000         Chg.
                                            -------------  -----------------  ----     --------------   ----------------  ----
Net sales:
Manufacturing                                   $322,601         $310,498       4%         $1,296,315        $1,564,026     (17%)
Retail                                            95,468          123,648     (23%)           452,910           606,708     (25%)
Less:  intercompany                              (52,000)         (47,000)                   (201,000)         (249,000)
                                            -------------  ---------------             ---------------  ----------------
Total net sales                                  366,069          387,146      (5%)         1,548,225         1,921,734     (19%)

Cost of sales                                    299,746          330,415      (9%)         1,283,216         1,619,903     (21%)
                                            -------------  ---------------             ---------------  ----------------

Gross margin                                      66,323           56,731      17%            265,009           301,831     (12%)

Selling, general and
     administrative expenses (4)                  66,610           75,311     (12%)           275,973           294,786      (6%)
                                            -------------  ---------------             ---------------  ----------------

Operating income (loss) before
     impairment charges                             (287)         (18,580)                    (10,964)            7,045

Impairment charges
     Goodwill (1)                                      -         (189,700)                          -          (189,700)
     Fixed assets (2)                             (1,200)          (6,500)                     (7,700)          (10,500)
                                            -------------  ---------------             ---------------  ----------------

Operating loss (3)                                (1,487)        (214,780)                    (18,664)         (193,155)

Interest expense, net                              5,224            6,602     (21%)            22,624            27,177     (17%)
                                            -------------  ---------------             ---------------  ----------------

Loss before income taxes                          (6,711)        (221,382)                    (41,288)         (220,332)

Income tax benefits (5)                           (1,900)         (73,900)                    (13,400)          (73,000)
                                            -------------  ---------------             ---------------  ----------------

Net loss                                          (4,811)        (147,482)                    (27,888)         (147,332)

Less: dividend on preferred stock                    250                -                         500                 -

                                            -------------  ---------------             ---------------  ----------------
Loss available to common shareholders            ($5,061)       ($147,482)                   ($28,388)        ($147,332)
                                            =============  ===============             ===============  ================


Basic and diluted loss per share                  ($0.10)          ($3.12)                     ($0.59)           ($3.12)
                                            =============  ===============             ===============  ================

Weighted shares for basic and diluted EPS         48,247           47,257                      47,887            47,252
                                            =============  ===============             ===============  ================


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION

                                                          Three Months Ended                 Twelve Months Ended
                                                  -------------------------------       --------------------------------
                                                   Dec. 29,          Dec. 30,       %    Dec. 29,           Dec. 30,         %
                                                     2001              2000       Chg.     2001               2000         Chg.
                                                  -------------    -------------  ----  -------------     --------------   ----
MANUFACTURING

Homes sold                                               9,482         9,737     (3%)     39,551             52,442          (25%)
    Less:  intercompany                                  1,530         1,534       -       5,785              8,274          (30%)
Homes sold to
    independent retailers/builders                       7,952         8,203     (3%)     33,766             44,168          (24%)

Floors sold                                             17,471        17,466       -      71,487             90,458          (21%)

Multi-section mix                                          80%           77%                 77%                71%

Average home price                                     $32,600       $30,500      7%     $31,400            $28,500           10%

Manufacturing facilities at period end                      49            53     (8%)         49                 53           (8%)


RETAIL

Homes sold
    New homes                                            1,581         2,216    (29%)      7,578             11,483          (34%)
    Pre-owned homes                                        394           594    (34%)      1,897              2,863          (34%)
    Total homes sold                                     1,975         2,810    (30%)      9,475             14,346          (34%)

% Champion-produced new homes sold                         93%           79%                 88%                73%

New multi-section mix                                      74%           68%                 72%                62%

Average new home price                                 $56,800       $52,100      9%     $56,200            $49,600           13%

Average number of new homes in inventory
    per sales center at period end                          14            18    (22%)         14                 18          (22%)

Sales centers at period end                                218           260    (16%)        218                260          (16%)


CONSOLIDATED (in thousands)

Contingent repurchase obligations                     $300,000      $430,000    (30%)   $300,000           $430,000          (30%)
Champion-produced field inventories                   $625,000      $780,000    (20%)   $625,000           $780,000          (20%)
Shares issued and outstanding                           48,320        47,357      2%      48,320             47,357            2%


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)


                                                     Dec. 29,                    Sept. 29,                   Dec. 30,
ASSETS                                                 2001                        2001                        2000
                                                 ------------------          ------------------          ------------------
Cash and cash equivalents                              $ 69,456                   $ 65,907                   $ 50,143
Accounts receivable, trade                               27,507                     68,021                     31,132
Inventories                                             172,276                    175,267                    217,765
Deferred taxes and other                                 76,385                     74,963                     77,493
                                                       --------                   --------                   --------
        Total current assets                            345,624                    384,158                    376,533
                                                       --------                   --------                   --------
Property and equipment, net                             177,430                    182,786                    207,277
Goodwill, net                                           258,967                    265,213                    273,970
Deferred taxes and other assets                          76,131                     79,597                     84,276
                                                       --------                   --------                   --------
                                                       $858,152                   $911,754                   $942,056
                                                       ========                   ========                   ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Floor plan payable                                     $ 70,919                   $ 68,084                   $114,198
Accounts payable                                         47,559                     76,087                     43,103
Other accrued liabilities                               174,036                    194,046                    185,552
                                                       --------                   --------                   --------
        Total current liabilities                       292,514                    338,217                    342,853
                                                       --------                   --------                   --------
Long-term debt                                          224,926                    224,592                    225,634
Other long-term liabilities                              48,678                     55,285                     76,760
Convertible preferred stock                              20,000                     20,000                       --
Shareholders' equity                                    272,034                    273,660                    296,809
                                                       --------                   --------                   --------
                                                       $858,152                   $911,754                   $942,056
                                                       ========                   ========                   ========



See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION

(1) During the quarter ended December 30, 2000, the company recorded non-cash goodwill impairment charges of $190 million ($128 million after tax), consisting of $180 million for retail and $10 million for manufacturing.

(2) For the periods presented non-cash pretax asset impairment charges were recorded related to closed operations. In 2001 these charges were $1.2 million for the three month period and $7.7 million for the twelve month period. In 2000 these charges were $6.5 million for the three month period and $10.5 million for the twelve month period.

(3) Segment EBITA consists of earnings (loss) before interest, taxes and goodwill amortization, and includes fixed asset impairment charges and other costs related to closed operations. A reconciliation of operating income (loss) follows (dollars in thousands):


                                               Dec. 29,            % of               Dec. 30,            % of              %
Three months ended:                              2001            Related Sales          2000           Related Sales       Chg.
                                            ---------------   ----------------     ---------------   ----------------      ----
Manufacturing EBITA                                $19,319          6.0%                   $3,228          1.0%            498%
Retail EBITA (loss)                                (10,417)       -10.9%                  (15,176)       -12.3%            31%
General corporate expenses                          (7,449)                                (9,943)                         -25%
Intercompany profit elimination                          -                                    200
Goodwill amortization                               (2,940)                                (3,389)
Goodwill impairment charges                              -                               (189,700)
                                            ---------------                        ---------------
   Operating loss                                  ($1,487)       -0.4%                 ($214,780)       -55.5%
                                            ===============                        ===============



                                               Dec. 29,            % of               Dec. 30,            % of
Twelve months ended:                             2001          Related Sales            2000          Related Sales
                                            ---------------   ----------------     ---------------   ----------------
Manufacturing EBITA                                $54,131          4.2%                  $50,974           3.3%            6%
Retail EBITA (loss)                                (33,154)        -7.3%                   (9,109)         -1.5%          -264%
General corporate expenses                         (28,023)                               (30,803)                         -9%
Intercompany profit elimination                          -                                  4,200
Loss from independent
  retailer bankruptcy                                    -                                 (5,000)
Goodwill amortization                              (11,618)                               (13,717)
Goodwill impairment charges                              -                               (189,700)
                                            ---------------                        ---------------
   Operating loss                                 ($18,664)       -1.2%                 ($193,155)        -10.1%
                                            ===============                        ===============

(4) For the twelve months ended December 29, 2001, pretax charges of $3.7 million were recorded for losses on loans and transition costs for alternative financing sources and $2.2 million for lease termination and other costs related to closed retail operations. For the three months ended December 30, 2000, lease termination and other costs of $1.1 million were recorded. The twelve months then ended includes $6.9 million of property insurance gains and $1.8 million of lease termination and other costs.

(5) The difference between taxes at the 35% federal statutory rate and taxes provided is due to state income taxes and nondeductible items, primarily goodwill.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CHAMPION ENTERPRISES, INC.



                                   /S/ ANTHONY S. CLEBERG
                                   -----------------------------
                                   Anthony S. Cleberg
                                   Executive Vice President and
                                   Chief Financial Officer



February 13, 2002